SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_____________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: April 8, 2003

Aberdeen Australia Equity Fund, Inc.

_____________

(Exact name of registrant as specified in charter)

Maryland (State of Incorporation)	001-9032 (Commission File Number)	133304681 (I.R.S. Employer Identification No.)

_____________

100 Mulberry Street, Newark, New Jersey  07102-4077
(Address of Principal Executive Offices) (Zip Code)

(212) 968 - 8800
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

     On April 8, 2003, Full Value Partners, L.P. (hereafter "Full Value" or plaintiff) served a complaint that had been filed, on behalf of a purported class of stockholders of Aberdeen Australia Equity Fund, Inc. (hereafter "the Fund"), in Newark, New Jersey federal court against both the Fund and its Board of Directors. Full Value alleges claims under various provisions of the Investment Company Act of 1940 (the "ICA") as well as under Maryland common law for purported breaches of fiduciary duty owed to the stockholders and failures to disclose purportedly material information for purposes of the proxy statement related to the Fund's 2003 Annual Meeting of Stockholders (the "Proxy Statement").

     The actions that supposedly constitute breaches of fiduciary duty by the Board of Directors include (a) the adoption of certain bylaws in January 2003 that allegedly "make it virtually impossible for any shareholder to make nominations or obtain the election of nominees to the board of directors;" (b) the Board's decision to have the Fund be subject to the Maryland Control Share Acquisition Act, thereby purportedly removing "voting rights in the election of directors from certain large shareholders;" (c) setting the vote requirement for Board actions that reduce the Fund's discount or amend the bylaws at 75% of the Board, as well as supposedly removing the power of the stockholders to alter or repeal those bylaws; (d) proposal of a tender offer which purportedly can be accepted by only a few of the Fund's stockholders; and (e) use of the proposed tender offer as the means to obtain a major Fund stockholder's vote for the management's proposals set forth in the Proxy Statement. The plaintiff also alleges material misrepresentations and/or omissions from the Proxy Statement.

     Plaintiff seeks injunctive relief enjoining (i) the enforcement of certain recently adopted bylaw amendments; (ii) the effectuation of the proposed tender offer; and (iii) overturning any "wrongful election" of directors of the Fund. Unspecified damages, as wells as costs and legal fees, are also referenced.

     The Fund and its directors believe that the claims are without merit and intend to defend the claims vigorously.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                                    ABERDEEN AUSTRALIA EQUITY FUND, INC.

Date:  April 10, 2003                                      By: /s/ Hugh Young
                                                                          Hugh Young, President